EXHIBIT 10.1

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (“Agreement”) is made by and among Barrett Business Services, Inc. (“BBSI”), and Michael L. Elich, an individual residing at [●], WA 98607 (“Employee”). “BBSI” and "Employee" are collectively referred to as the “Parties.” The Parties agree as follows:

1.                   Background. Employee was formerly employed as BBSI’s President and Chief Executive Officer. Employee resigned as President and Chief Executive Officer and as a director of BBSI on March 5, 2020, and Employee’s employment with BBSI also ended as of March 5, 2020 (“Termination Date”). BBSI has offered Employee severance pay, beyond which Employee would otherwise be entitled, in consideration of Employee’s release and waiver of all claims against BBSI arising from Employee’s employment with and termination of employment from BBSI. Employee has been given adequate time within which to consider this Agreement under the advice of an attorney of their choice and enters into this Agreement voluntarily. Employee wishes to accept the severance pay and agrees to abide by the covenants, terms and conditions set forth in this Agreement.

2.                  Effective Date. Unless otherwise revoked by Employee as provided in Paragraphs 17 and 18 below, this Agreement shall be effective on the eighth (8th) day following the date Employee signs and returns this Agreement to BBSI (the “Effective Date”).

3.                  Separation Pay. As separation pay, BBSI agrees to pay Employee the lump sum of $1,200,000 (one million two hundred thousand dollars). The separation pay is consideration for the terms of this Agreement, and Employee acknowledges the adequacy of this consideration. BBSI shall make the lump sum payment within fourteen (14) days of the date that Employee signs this Agreement, so long as Employee does not revoke it pursuant to Section 16. The separation pay shall be subject to all applicable payroll taxes and deductions. Employee acknowledges and understands that it is Employee’s responsibility to comply with any obligation to pay taxes with respect to any proceeds received from BBSI in connection with this Agreement, and Employee agrees to indemnify and hold BBSI harmless from any failure on Employee’s part to comply with those obligations. BBSI will also reimburse employee for all business expenses previously submitted including expenses in the amounts respectively of $55,320.34 and $1,217.98. BBSI shall make such reimbursements within fourteen (14) days of the date that Employee signs this Agreement, so long as Employee does not revoke it pursuant to Section 16.

4.                  Release by Employee. In consideration of the promises made and the separation pay provided herein, Employee hereby fully and forever waives, releases and discharges and covenants not to sue BBSI and its current and future agents, employees, attorneys, insurers, officers, shareholders, directors, parent companies, subsidiaries and related companies and entities (collectively the "Released Parties") from and against any and all liabilities, claims, demands, actions and causes of action, suits, charges, damages, or other demands or claims of any kind whatsoever known or unknown, foreseen or unforeseen, including but not limited to those involving any matter arising out of or in any way related, directly or indirectly, to Employee's employment with BBSI or the termination thereof (the "Claims"). The Parties agree and acknowledge that the Claims released include, but are not limited to, any Claims or actions based upon any common law tort action, breach of contract, breach of the covenant of good faith and fair dealing, misrepresentation, promissory estoppel, wrongful discharge, fraud, defamation, privacy violations, interference with contract, infliction of emotional distress, hiring, rehire or reemployment rights, and any and all discrimination claims or rights to sue that might be available to Employee under federal, state, or local statutes, laws, regulations or ordinances, including but not limited to Title VII of the Civil Rights Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Family and Medical Leave Act; the Fair Labor Standards Act; the Employee Retirement Income Security Act; the OFCCP laws and related regulations, including Section 503 of the Rehabilitation Act, Section 4212 of the Vietnam Era Veterans Readjustment Act, and Executive Order 11246, as amended; the Fair Credit Reporting Act; and any provisions of the Oregon Constitution, and Oregon statutes and regulations concerning whistleblowing, civil rights, wages and hours, employee leaves, and any other statutes pertaining to employment.

SEPARATION AND RELEASE AGREEMENT Page 1 of 7

5.                   Claims Not Released by Employee. The general release and waiver of claims in paragraph 6 does not require Employee to waive, release, or discharge any claims that Employee cannot lawfully waive, including without limitation claims for unemployment benefits, or workers’ compensation benefits, and Employee represents that to the extent Employee has suffered a work-related injury in the course of Employee’s employment with BBSI, Employee has already reported such injury to BBSI. Employee’s release does not prohibit Employee from filing with a charge with the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although Employee waives any right to monetary relief related to such an administrative charge or complaint or in an associated lawsuit. Employee’s release does not waive any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of applicable plan documents. Employee does not release existing rights to indemnification pursuant to the certificate of incorporation and/or by-laws or otherwise, and shall continue to benefit from D&O and other insurance coverages to the same extent as other former BBSI executives generally.

6.                   Release of Employee by BBSI. In consideration of the promises made herein, BBSI hereby fully and forever waives, releases and discharges and covenants not to sue Employee and his current and future agents, employees, attorneys, insurers, and his heirs, executors and assigns (collectively the "Employee Released Parties") from and against any and all liabilities, claims, actions and causes of action, suits, charges, damages, or other demands or claims of any kind whatsoever known or unknown, foreseen or unforeseen, including but not limited to those involving any matter arising out of or in any way related, directly or indirectly, to Employee's employment with BBSI or the termination thereof (the "Company Claims"). The Parties agree and acknowledge that the Company Claims released include, but are not limited to, any Claims or actions based upon any common law tort action, breach of contract, breach of the covenant of good faith and fair dealing, misrepresentation, promissory estoppel, wrongful discharge, fraud, defamation, privacy violations, and interference with contract.

Employee represents that he is currently not aware of (1) any potential claims against him or Company that have not been disclosed to Company or (2) any facts that reasonably could give rise to a claim against him or the Company that have not been disclosed to Company. Employee understands that Company has relied upon this representation in executing this release of Employee.

7.                  No Pending Lawsuits. The Parties represent that each has not filed any lawsuits against the other or any of the other Released Parties or the Employee Released Parties. Except as otherwise permitted under paragraphs 5 and 8, Employee promises and agrees that Employee will not do so at any time in the future with respect to any Claims which arose on or before the Effective Date of this Agreement.

SEPARATION AND RELEASE AGREEMENT Page 2 of 7

8.                  Protected Rights. Nothing in this Agreement is intended to or shall interfere with Employee's rights under federal or state laws to file a charge or complaint with any federal or state regulatory authority ("Government Agencies"). Employee further understands that this Agreement does not limit Employee's ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted, without notice to BBSI. However, Employee expressly waives and releases any right of Employee to recover monetary relief related to such an administrative charge or complaint or in an associated lawsuit.

9.                   Ownership of Claims by Employee. Employee represents and warrants that Employee has not assigned or transferred any Claim against the Released Parties to any third party. Employee further agrees to indemnify, defend and hold harmless each and all of the Released Parties against any and all Claims based on, arising out of or in connection with any such transfer or assignment, or purported transfer or assignment, of any Claims or any portion thereof or interest therein.

10.               Earned Salary and Benefits. Employee acknowledges receipt of Employee's compensation and benefits earned and vested through the Termination Date.

11.               Continued Obligation Regarding Disclosure of BBSI Information. Employee acknowledges and reaffirms his continuing duties to protect information of BBSI, as stated in Paragraph 7 of his Employment Agreement with BBSI, which became effective October 1, 2001. Employee further acknowledges and reaffirms BBSI’s continuing rights to enforce that paragraph, including the right to injunctive relief, in addition to any other rights, damages, or remedies BBSI may have in law or equity. Pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a proceeding, if such filing is made under seal.

12.               Continuing Covenants of Employee. Employee acknowledges and reaffirms his covenants to BBSI, as stated in Paragraph 8 of his Employment Agreement with BBSI, which became effective October 1, 2001. Those covenants include Employee’s covenants not to compete, and not to solicit BBSI customers or employees. Employee further acknowledges and reaffirms BBSI’s continuing rights to enforce that paragraph, including the right to injunctive relief, in addition to any other rights, damages, or remedies BBSI may have in law or equity.

13.               Continuing Duty to Cooperate. Employee agrees to cooperate with BBSI in the defense of third-party legal claims or administrative charges that concern events that occurred during Employee’s tenure at BBSI. Employee agrees to make himself reasonably available after the Termination Date to assist BBSI in defense of those claims or charges. Employee will be reimbursed for expenses incurred in connection with such cooperation and to the extent that such cooperation exceeds 20 hours Employee will be compensated at the rate of $700 per hour.

14.               Non-disparagement. The Parties agree that they wish to end their relationship and part company in an amicable manner. Accordingly, and except as otherwise permitted under paragraphs 5 and 8 or as otherwise required by law, Employee agrees to not disparage, criticize, or demean Company, its work, services, or personnel to any third party or through any media, social media platform, or other publication. In addition, except as otherwise required by law, Company agrees that its officers and directors as of the Effective Date of this Agreement will not disparage, criticize, or demean Employee or his work or services to any third party or through any media, social media platform, or other publication. Nothing in this Agreement shall be construed to limit any person’s ability to communicate with any Government Agencies regarding a potential violation of federal or state laws or regulations.

SEPARATION AND RELEASE AGREEMENT Page 3 of 7

15.               Return of BBSI Property. Employee represents and warrants that Employee has made reasonable efforts to locate BBSI property he may possess and has or shall promptly return to BBSI all such property in Employee's possession, including, but not limited to computers, phones, smart phones, tablets, electronic storage devices, customer information, and all tangible and intangible property belonging to BBSI or relating to Employee's employment with BBSI. Employee further represents and warrants that to the best of his knowledge Employee has not retained copies, electronic or otherwise, of such property. If Employee discovers additional BBSI property in his possession in the future, Employee shall promptly return it.

16.               Age Discrimination in Employment Act Acknowledgments. In conjunction with the Age Discrimination in Employment Act:

A.                 Employee acknowledges that Employee has had a reasonable time within which to consider this Agreement before executing it, and that no one coerced or hurried Employee into executing this Agreement;

B.                 Employee acknowledges that Employee has carefully read and fully understands all of the provisions of this Agreement, and declares that the Agreement is written in a manner that Employee understands;

C.                 Employee acknowledges that Employee understands that Employee is, through this Agreement, releasing BBSI and all Released Parties from any and all claims Employee may have against them and that this Agreement constitutes a release and discharge of claims arising under the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634, including the Older Workers’ Benefit Protection Act, 29 U.S.C. § 626(f) (“OWBPA”);

D.                 Employee declares that Employee’s agreement to all of the terms set forth in this Agreement is knowingly and is voluntary;

E.                  Employee knowingly and voluntarily intends to be legally bound by the terms of this Agreement;

F.                  Employee acknowledges and agrees that through this Agreement, Employee is receiving consideration in addition to anything of value to which Employee is already entitled;

G.                 Employee acknowledges that Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to executing this Agreement;

H.                 Employee acknowledges that Employee understands that rights or claims that may arise after the date this Agreement is executed are not waived;

SEPARATION AND RELEASE AGREEMENT Page 4 of 7

I.                    Employee understands that Employee has twenty-one (21) days to consider this Agreement, and in the event Employee decides to execute this Agreement in fewer than twenty-one (21) days, Employee has done so with the express understanding that Employee has been given and declined the opportunity to consider the Agreement for a full twenty-one (21) days and is knowingly and voluntarily waiving the balance of the twenty-one (21) day period;

J.                    Employee acknowledges that changes to the form of this Agreement, whether material or immaterial, shall not restart the running of the twenty-one (21) day period; and

K.                 Employee acknowledges that Employee may revoke this Agreement at any time within seven (7) days after Employee executes the Agreement and that this Agreement is not effective or enforceable until the eighth day following the execution of the Agreement.

17.               Return and Revocation of Agreement. This Agreement must be signed by Employee and delivered to BBSI by the close of business on April 24, 2020, or the separation pay offer contained within this Agreement will automatically terminate. The signed Agreement must be personally delivered to P.K. Runkles-Pearson, Miller Nash Graham & Dunn LLP, 111 SW Fifth Ave., Suite 3400, Portland OR 97201, mailed to and received by her, or emailed to her at p.k.runkles-pearson@millernash.com, with the original to follow via mail. Employee shall have seven (7) days after signing and returning this Agreement to revoke Employee’s approval and void the Agreement in its entirety. Any revocation of this Agreement within this seven (7) day period should be submitted in writing and state “I hereby revoke my agreement to the Employment Separation Agreement and General Release.” The revocation must be personally delivered to P.K. Runkles-Pearson, Miller Nash Graham & Dunn LLP, 111 SW Fifth Ave., Suite 3400, Portland OR 97201, mailed to and received by her, or emailed to her at p.k.runkles-pearson@millernash.com with the original to follow via mail. Regardless of the delivery method, Ms. Runkles-Pearson must receive the revocation within seven (7) days of the date this Agreement was signed by Employee and returned to Ms. Runkles-Pearson. If Employee revokes and voids this Agreement, Employee will not be entitled to the separation pay identified in Paragraph 3.

18.               Other Terms. BBSI cannot guarantee whether or not Employee will be found eligible for or will be provided benefits under any claim made for unemployment.

19.               No Admission of Liability. This Agreement shall not be in any way construed as an admission by BBSI that it has acted wrongfully with respect to Employee or any other person.

20.               Binding Effect. This Agreement shall be binding on the Parties and their heirs, administrators, representatives, executors, successors and assigns and shall inure to their benefit and that of their heirs, administrators, representatives, executors, successors and assigns.

21.               Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

22.               Entire Agreement. This Agreement sets forth the entire agreement between BBSI and Employee and supersedes all prior oral or written agreements or understandings, if any, between BBSI and Employee concerning the subject matter of this Agreement. This Agreement may not be altered, amended or modified, except by a subsequent written document signed by BBSI and Employee.

SEPARATION AND RELEASE AGREEMENT Page 5 of 7

23.               Waiver. The failure of any Party to insist upon strict performance of any of the terms and provisions of this Agreement shall not be construed as a waiver or relinquishment of any such terms or conditions or of any other term or condition and the same shall be and remain in full force and effect. No waiver shall be claimed as to any term or provision of this Agreement unless such waiver is in writing and signed by the Parties.

24.               Attorneys' Fees. The Parties agree to pay their own attorney fees and costs incurred in the preparation and review of this Agreement. In the event of any dispute or legal or equitable action arising from this Agreement, the substantially prevailing party shall be entitled to its reasonable attorney's fees and costs.

25.               Governing Law, Venue and Forum. This Agreement shall be construed in accordance with the laws of the state of Washington. The Parties agree that the proper venue for any proceeding brought in state court pursuant to this Agreement shall be in Clark County, Washington.

26.               Code Section 409A. This Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein will be exempt from the requirements of Internal Revenue Code Section 409A. Accordingly, to the maximum extent permitted, this Agreement will be interpreted to be exempt from Internal Revenue Code Section 409A.

27.               Acknowledgment by Employee.

A.       Employee acknowledges that Employee was free to and was advised and encouraged to retain an attorney to thoroughly discuss all aspects of this Agreement, and specifically, Employee's knowing and voluntary waiver and release of rights as provided in paragraph 4, above. Employee has carefully read and fully understands all the provisions of this Agreement, and Employee is knowingly, voluntarily and of Employee's own free will entering into this Agreement.

B.       Employee acknowledges that the separation pay Employee is to receive under the terms of this Agreement in exchange for Employee's release and waiver is consideration to which Employee would not otherwise be entitled and that the consideration set forth herein is adequate and satisfactory.

C.       Employee acknowledges that Employee's employment with BBSI has been permanently and irrevocably severed on or before the Termination Date and that BBSI has no obligation to re-hire, re-employ, recall or hire Employee in the future.

[signature page follows]

SEPARATION AND RELEASE AGREEMENT Page 6 of 7

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF CERTAIN KNOWN OR UNKNOWN CLAIMS.

Read, Understood and Agreed to:

Employee:

/s/ Michael Elich
Michael L. Elich

Date:	4/22/2020

Barrett Business Services, Inc.:

By:	/s/ Gary Kramer

Its:	President and Chief Executive Officer

Date:	4/22/2020

SEPARATION AND RELEASE AGREEMENT Page 7 of 7